Exhibit 99.1

SunHydrogen Announces Appointment of Former Honda Executive David Raney to Board of Directors

CORALVILLE, IA , Oct. 15, 2024 - SunHydrogen, Inc. (OTCQB: HYSR), the developer of a breakthrough technology to produce renewable hydrogen using sunlight and water, today announced the appointment of David Raney to the SunHydrogen Board of Directors.

Mr. Raney holds over 40 years of experience in the transportation industry, where he routinely served as a technical liaison between corporate R&D and executive teams and environmental and safety federal and state government regulators. Namely, he has held leadership roles at prominent automotive companies such as Deere & Company, Saab-Scania of America, General Motors, American Honda Motor Company and Toyota Motor North America.

With a robust knowledge of alternative fuel regulation and emerging alternative fuel technologies, including battery and fuel cell electric vehicles and renewable hydrogen, Mr. Raney’s expertise is directly transferable to SunHydrogen’s business plan and scale-up efforts for its green hydrogen technology.

Mr. Raney formally retired in 2023, his career culminating with the founding of the Texas Hydrogen Alliance, a non-profit trade organization that brings together policymakers, regulators, industry leaders and innovators to advocate for policies that advance the hydrogen economy. Today, he serves as Executive Director Emeritus at the Alliance.

“We are thrilled to welcome David Raney to our Board of Directors,” said SunHydrogen’s CEO Tim Young. “His extensive background in transportation and energy regulation – along with his specific commitment to hydrogen – position him as a key asset to SunHydrogen.”

About SunHydrogen, Inc.

SunHydrogen is developing breakthrough technologies to make, store and use green hydrogen in a market that Goldman Sachs estimates to be worth $12 trillion by 2050. Our patented SunHydrogen Panel technology, currently in development, uses sunlight and any source of water to produce low-cost green hydrogen. Like solar panels that produce electricity, our SunHydrogen Panels will produce green hydrogen. Our vision is to become a major technology supplier in the new hydrogen economy. By developing, acquiring and partnering with other critical technologies, we intend to enable a future of emission-free hydrogen production for all industrial applications such as fertilizer and petroleum refining as well as fuel cell applications for mobility and data centers. To learn more about SunHydrogen, please visit our website at www.SunHydrogen.com.

Safe Harbor Statement

Matters discussed in this press release may contain forward-looking statements. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Forward-looking statements contained herein are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements, except as may be required under applicable law.

Press Contact

info@sunhydrogen.com